Exhibit 99.1

FOR IMMEDIATE RELEASE

QUALITY DISTRIBUTION, INC. ANNOUNCES REDUCTION OF ITS SELF INSURED AUTO LIABILITY DEDUCTIBLE FROM $5 MILLION TO $2 MILLION PER OCCURRENCE.

TAMPA, FL – March 31, 2008 – Quality Distribution, Inc. (Nasdaq: QLTY) (the “Company”) announced that effective March 31, 2008, the Company has purchased an insurance policy from subsidiaries of AIG to cover all auto liability claims between $2 million and $5 million dollars. This policy does not have an aggregate limit. The initial term of the policy is 18 months. Previously, the Company was responsible for the first $5 million of any auto liability claim. The Company’s current excess liability policy covering claims between $5 million and $40 million remains unchanged.

Timothy B. Page, Chief Financial Officer said: “Reducing our self-insurance exposure to $2 million for any one claim should reduce our exposure to earnings volatility related to insurance expense. Furthermore, we are very pleased that the premiums for this policy are not expected to increase our total insurance expense beyond the level that the Company has previously indicated.”

Headquartered in Tampa, Florida, QDI, through its subsidiaries, Quality Carriers, Inc. and Boasso America Corporation, and through its affiliates and owner-operators, provides bulk transportation and related services. QDI also provides tank cleaning services to the bulk transportation industry through its QualaWash® facilities. QDI is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include the Company’s substantial leverage; economic factors; downturns in customers’ business cycles or in the national economy; the cyclical nature of the transportation industry; claims exposure and insurance costs; adverse weather conditions; dependence on affiliates and owner-operators; changes in government regulation including transportation, environmental and anti-terrorism laws; the Company’s environmental remediation costs; fluctuations in fuel pricing or availability; increases in interest rates; potential disruption at U.S. ports of entry; changes in senior management; the Company’s ability to achieve projected operating objectives and debt reduction in 2008; its ability to successfully integrate acquired businesses or integrate affiliate businesses converted to Company-controlled operations; and the Company’s ability to attract and retain qualified drivers. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact: Timothy B. Page

Senior Vice President and Chief Financial Officer

800-282-2031 ext. 7376